Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of November 25, 2020, is made and entered into by and between Two Point One, LLC, a limited liability company formed under the laws of Puerto Rico (“2P1”), and Christopher Ensey, an individual serving as the manager of 2P1, pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The undersigned consent to the joint filing on their behalf of a single Schedule 13D and any amendments thereto with respect to their beneficial ownership of shares of common stock of Marathon Patent Group, Inc., a Nevada corporation, and/or any other schedule and amendments thereto on which such beneficial ownership may from time to time be reported pursuant to Section 13(d) of the Exchange Act. The undersigned acknowledge and agree that the Schedule 13D to which this Joint Filing Agreement is attached as an exhibit is filed on behalf of each of them.

TWO POINT ONE, LLC

By:	/s/ Christopher Ensey
Name:	Christopher Ensey
Title:	Manager

/s/ Christopher Ensey
Christopher Ensey